Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-158205), and in the related Prospectus of El Paso Natural Gas Company of our report dated February 27, 2012 with respect to the consolidated financial statements and schedule of El Paso Natural Gas Company included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Houston, Texas

February 27, 2012